Exhibit 17(d)



                                                          [LOGO] Merrill Lynch Investment Managers


                                                           Semi-Annual Report

                                                           June 30, 2002

                                                           Merrill Lynch
Merrill Lynch Investment Managers                          World Income
----------------------------------                         Fund Inc.
[GRAPHIC OMITTED]

This report is not authorized for
use as an offer of sale or a
solicitation of an offer to buy
shares of the Fund unless
accompanied or preceded by the
Fund's current prospectus. Past
performance results shown in this
report should not be considered a
representation of future
performance. Investment return and
principal value of shares will
fluctuate so that shares, when
redeemed, may be worth more or less
than their original cost.
Statements and other information
herein are as dated and are subject
to change.













Merrill Lynch World Income Fund, Inc.
Box 9011
Princeton, NJ
08543-9011

______________________________________________________
Printed on post-consumer recycled paper   #10788-6/02     www.mlim.ml.com

                      MERRILL LYNCH WORLD INCOME FUND, INC.


Officers and Directors   Terry K. Glenn, President and Director           Custodian
                         James H. Bodurtha, Director
                         Joe Grills, Director                             State Street Bank and Trust Company
                         Herbert I. London, Director                      P.O. Box 351
                         Joseph L. May, Director                          Boston, MA 02101
                         Andre F. Perold, Director
                         Roberta Cooper Ramo, Director                    Transfer Agent
                         Robert S. Salomon, Director
                         Melvin R. Seiden, Director                       Financial Data Services, Inc.
                         Stephen B. Swensrud, Director                    4800 Deer Lake Drive East
                         B. Daniel Evans, Vice President                  Jacksonville, FL 32246-6484
                         Romualdo Roldan, Vice President                  (800) 637-3863
                         Donald C. Burke, Vice President and Treasurer
                         David Clayton, Secretary

                            Merrill Lynch World Income Fund, Inc., June 30, 2002

DEAR SHAREHOLDER

Merrill Lynch World Income Fund, Inc.'s Class A, Class B, Class C and Class D Shares had total returns of -6.85%, -7.21%, -7.25% and -6.96%, respectively, for the six months ended June 30, 2002, compared to the +0.39% return of our unmanaged composite benchmark index, which consists of 70% of the Credit Suisse First Boston (CSFB) High Yield Index and 30% of the J.P. Morgan Emerging Market Bond Index Plus (EMBI+). (Investment results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 5 and 6 of this report to shareholders.)

Investment Review

The six-month period ended June 30, 2002 experienced substantial declines in most financial markets, exceptions being higher-grade corporate and U.S. Treasury securities. The high-yield market as measured by the unmanaged CSFB High Yield Index had a total return of +0.16% for the six-month period ended June 30, 2002. For the same period, alternative high-yield indexes had negative total returns (for example, the unmanaged Merrill Lynch High Yield Master II had a total return of -5.37%). These differences partially resulted from composition, but more importantly from the timing of addition of issues to the respective indexes, especially issues downgraded to high-yield rating categories. Since the beginning of the year, an unprecedented volume of corporate issues have been downgraded from investment grade to below investment grade by the rating agencies: Moody's Investors Service, Standard & Poors and Fitch Investors Service. The increasingly aggressive rating activity by these credit monitoring entities has reflected substantial perceived deterioration in relative credit quality by a large number of U.S. corporations. After downgrading, certain issues are removed from high-grade indexes and added to non-investment grade indexes. In our view, the timing of the changes in index composition has resulted in large differences in indicated performance of the high-yield market sector.

The high-yield bond sector of the fixed income market entered the year with about $600 billion face amount of issues. During the six months ended June 30, 2002, some $40 billion of new issues were added to the sector. More importantly, from a demand/supply perspective, some $250 billion of issues from the investment-grade sector were added to high yield as defined by relative yield. Some issues were downgraded and some were not, but importantly, on a yield basis, they began to compete with high-yield bonds for investor investment demand. The result of this massive market indigestion was market price deterioration across the board in high-yield bonds. Price attrition was especially pronounced in the distressed area. In the past, defaulted securities with good recovery prospects may have traded between $.25-$.40 on the dollar, but in this overcrowded market environment, the prices have generally ranged from $.10-$.25 instead. As a result, there has been a significant impact on portfolios that hold appreciable concentrations of these securities. Although substantial recovery potential is offered from the current depressed levels of these securities, the impact was very apparent on mid-year valuation of funds such as Merrill Lynch World Income Fund, Inc.

Fund results for the first six months of this year were heavily impacted by substantial price deterioration in certain corporate holdings, including Millicom International Cellular, Energis PLC, Microcell Telecommunications, Century Communications Corporation, Magellan Health Services, Kaiser Aluminum & Chemical Corp. and Mission Energy Holdings. Each of these positions are being analyzed with regard to recovery potential.

Emerging markets dollar bond prices rose sharply during the first quarter of 2002 on the strength of improving fundamentals and strong inflows into the asset class. Those gains were reversed in the second quarter when emerging markets traded in sympathy with declining U.S. equities. Moreover, that correlation intensified in June 2002, when the U.S. equity sell-off worsened. The concurrent increase in risk aversion highlighted and amplified potential vulnerabilities in some key countries, primarily Brazil and Turkey, where government elections are scheduled to take place in the fall of 2002. The Fund's underperfomance against its benchmark is explained by our overweighted position in these two countries, the two credits most affected by the June 2002 sell-off. The Fund remains overweighted in Russia and the Ukraine, the top-performing sovereign credits during the six-month period, and had no holdings in defaulted Argentina. At June 30, 2002, the Fund's largest country allocation outside of the United States was in Mexico.

In Latin America, Argentina defaulted on its external debt by year-end 2001, and most Argentinean corporate borrowers followed similar expedient after the peso devaluation sharply increased the service of their foreign debt. The resolution of the political and economic crisis that is battering this economy appears unlikely before the presidential elections scheduled for early 2003. Brazil is facing an uncertain outcome in the October 2002 presidential elections. Brazil's substantial medium-term borrowing in the local and external markets represents a risk that has been amplified during the market sell-off in the second quarter of 2002. Our overweighted position is predicated on the expectation that the Brazilian government and leading presidential candidates will establish the basis for continuity of market friendly policies, enabling continued International Monetary Fund (IMF) and international assistance and eventually allowing a reduction in the government indebtedness. Mexico is a fundamentally strong credit where the portfolio has a market weight position. Mexico's investment perspectives are driven to a large extent on the expectations that a U.S. recovery would propel its economy and exports, and improve its balance of payments position. Venezuela's sovereign debt has been subject to large volatility in 2002, associated with an aborted coup, political strife and a deteriorating fiscal and economic environment. Despite these difficulties, debt prices find underlying support based on the view that the country's oil export capacity and deep integration and dependency of the world economy on petroleum constitute strong credit positives for its external debt.

Outside Latin America, Turkey has continued to implement the strict IMF program adopted earlier in 2001, but the ailing health of its Prime Minister raised fears of early elections to renew the government, and, with it, a potential abandonment of the economic policies followed thus far. These fears may have proven to be exaggerated, as most political leaders have stated their commitment to continuity in reforms and their avowed interest to pursue integration within the European Union framework. We should also highlight that where Russian economic reform continues to advance, the economy is harnessing new-found efficiencies and benefiting from a new era of partnership with the West. Russia's foreign exchange reserves and external payments position remain extremely solid, comfortably allowing the service of its foreign debt obligations over the next few years.

Going forward, emerging market fixed income performance appears to be critically determined by the path of U.S. and world equity markets, assuming continued strong cross market correlations. While fundamentals in emerging markets have been questioned during this sharp sell-off, they remain for the most part unchanged and provide room for optimism. This is particularly the case for Turkey and Brazil, where we anticipate more favorable political environments, and policy continuity, notwithstanding potential election results.

We expect the high-yield market to recover substantially from current depressed levels in the coming months but at the moment it is experiencing severe indigestion. Similarly,


                                     2 & 3

                            Merrill Lynch World Income Fund, Inc., June 30, 2002

political uncertainty has heavily impacted the prices of Brazilian corporate and sovereign debt securities. We are taking this opportunity to position the Fund for the upturn, which will be important based on the anticipated return to economic growth by the U.S. economy.

In Conclusion

We thank you for your investment in Merrill Lynch World Income Fund, Inc., and we look forward to reviewing our outlook and strategy with you in our next report to shareholders.

Sincerely,


/s/ Terry K. Glenn

Terry K. Glenn
President and Director


/s/ B. Daniel Evans

B. Daniel Evans
Vice President and
Co-Portfolio Manager


/s/ Romualdo Roldan

Romualdo Roldan
Vice President and
Co-Portfolio Manager

August 15, 2002


On April 1, 2002, Vincent T. Lathbury III retired from Merrill Lynch Investment Managers, L.P. (MLIM) after a 20-year career span. Mr. Lathbury joined MLIM in 1982 to help build the company's high-yield debt capability. A well-respected figure in the high-yield debt field, Mr. Lathbury made many significant contributions to our fixed income team including integrating our high-yield, emerging market and bank debt groups into one non-investment grade platform. Mr. Lathbury's colleagues at MLIM join the Fund's Board of Directors in thanking him for his many contributions and wishing him well in his retirement.

We are pleased to announce that B. Daniel Evans has been named Co-Portfolio Manager and is responsible for the day-to-day management of Merrill Lynch World Income Fund, Inc. along with Romualdo Roldan. Mr. Evans joined MLIM in 1994 and Mr. Roldan joined MLIM in 1998.

PROXY RESULTS

During the six-month period ended June 30, 2002, Merrill Lynch World Income Fund, Inc.'s shareholders voted on the following proposal. The proposal was approved at a shareholders' meeting on April 15, 2002. A description of the proposal and number of shares voted are as follows:

--------------------------------------------------------------------------------------------------------------
                                                                          Shares Voted       Shares Withheld
                                                                                For            From Voting
--------------------------------------------------------------------------------------------------------------
1. To elect the Fund's Board of Directors:  Terry K. Glenn                  23,018,135          1,351,499
                                            James H. Bodurtha               23,026,318          1,343,316
                                            Joe Grills                      23,024,997          1,344,637
                                            Herbert I. London               23,037,430          1,332,204
                                            Andre F. Perold                 23,037,726          1,331,908
                                            Roberta Cooper Ramo             23,012,996          1,356,638
                                            Robert S. Salomon, Jr.          23,002,810          1,366,824
                                            Melvin R. Seiden                23,000,787          1,368,847
                                            Stephen B. Swensrud             23,001,359          1,368,275
--------------------------------------------------------------------------------------------------------------

PERFORMANCE DATA

About Fund Performance

      Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing(SM) System, which offers four pricing alternatives:

o Class A Shares incur a maximum initial sales charge (front-end load) of 4% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

o Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.50% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately ten years. (There is no initial sales charge for automatic share conversions.)

o Class C Shares are subject to a distribution fee of 0.55% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

o Class D Shares incur a maximum initial sales charge of 4% and an account maintenance fee of 0.25% (but no distribution fee).

      None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.


                                     4 & 5

                            Merrill Lynch World Income Fund, Inc., June 30, 2002

PERFORMANCE DATA (concluded)

Recent Performance Results*

                                                                                         Ten Years/
                                                     6-Month           12-Month        Since Inception     Standardized
As of June 30, 2002                               Total Return       Total Return       Total Return       30-Day Yield
=======================================================================================================================
ML World Income Fund, Inc. Class A Shares            -6.85%             -7.53%             +25.88%            12.93%
-----------------------------------------------------------------------------------------------------------------------
ML World Income Fund, Inc. Class B Shares            -7.21              -8.25              +16.63             12.63
-----------------------------------------------------------------------------------------------------------------------
ML World Income Fund, Inc. Class C Shares            -7.25              -8.48              + 7.33             12.61
-----------------------------------------------------------------------------------------------------------------------
ML World Income Fund, Inc. Class D Shares            -6.96              -7.77              +12.29             12.67
=======================================================================================================================

* Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. The Fund's ten-year/since inception periods are ten years for Class A Shares & Class B Shares and from 10/21/94 for Class C & Class D Shares.

Average Annual Total Return

                                      % Return Without     % Return With
                                         Sales Charge      Sales Charge**
================================================================================
Class A Shares+*
================================================================================
One Year Ended 6/30/02                      -7.53%            -11.23%
--------------------------------------------------------------------------------
Five Years Ended 6/30/02                    -2.42             - 3.21
--------------------------------------------------------------------------------
Ten Years Ended 6/30/02                     +2.34             + 1.92
--------------------------------------------------------------------------------
 + Performance results for per share net asset value of Class A Shares prior to November 18, 1991 are for the period when the Fund was closed-end.
 * Maximum sales charge is 4%.
** Assuming maximum sales charge.

                                                 % Return         % Return
                                               Without CDSC      With CDSC**
================================================================================
Class B Shares*
================================================================================
One Year Ended 6/30/02                             -8.25%          -11.64%
--------------------------------------------------------------------------------
Five Years Ended 6/30/02                           -3.17           - 3.17
--------------------------------------------------------------------------------
Ten Years Ended 6/30/02                            +1.55           + 1.55
--------------------------------------------------------------------------------
 * Maximum contingent deferred sales charge is 4% and is reduced to 0% after four years.
** Assuming payment of applicable contingent deferred sales charge.

================================================================================
                                                 % Return         % Return
                                               Without CDSC      With CDSC**
================================================================================
Class C Shares*
================================================================================
One Year Ended 6/30/02                             -8.48%          -9.32%
--------------------------------------------------------------------------------
Five Years Ended 6/30/02                           -3.23           -3.23
--------------------------------------------------------------------------------
Inception (10/21/94) through 6/30/02               +0.92           +0.92
--------------------------------------------------------------------------------
 * Maximum contingent deferred sales charge is 1% and is reduced to 0% after one year.
** Assuming payment of applicable contingent deferred sales charge.

================================================================================
                                            % Return Without   % Return With
                                              Sales Charge     Sales Charge**
================================================================================
Class D Shares*
================================================================================
One Year Ended 6/30/02                            -7.77%          -11.46%
--------------------------------------------------------------------------------
Five Years Ended 6/30/02                          -2.66           - 3.45
--------------------------------------------------------------------------------
Inception (10/21/94) through 6/30/02              +1.52           + 0.98
--------------------------------------------------------------------------------
 * Maximum sales charge is 4%.
** Assuming maximum sales charge.

SCHEDULE OF INVESTMENTS (in U.S. dollars)

                                         Face                                                                             Percent of
AFRICA        Industries                Amount                  Fixed Income Investments                         Value    Net Assets
====================================================================================================================================
Nigeria       Sovereign              US$  750,000   Central Bank of Nigeria 'WW', 6.25% due 11/15/2020++      $   501,225       0.4%
              Government
              Obligations
              ----------------------------------------------------------------------------------------------------------------------
                                                    Total Fixed Income Investments in Nigeria                     501,225       0.4
====================================================================================================================================

                                        Shares
                                         Held                          Warrants
====================================================================================================================================
Nigeria       Sovereign                       750   Nigeria Oil (Warrants) (a)                                          0       0.0
              Government
              Obligations
              ----------------------------------------------------------------------------------------------------------------------
                                                    Total Warrants in Nigeria                                           0       0.0
              ----------------------------------------------------------------------------------------------------------------------
                                                    Total Investments in African Securities
                                                    (Cost--$473,547)                                              501,225       0.4
====================================================================================================================================

                                         Face
EUROPE                                  Amount                  Fixed Income Investments
====================================================================================================================================
Bulgaria      Sovereign              US$  571,000   Republic of Bulgaria, 8.25% due 1/15/2015 (c)                 568,145       0.5
              Government                  450,000   Republic of Bulgaria 'A', Front-Loaded Interest
              Obligations                           Rate Reduction Bonds, 2.813% due 7/28/2012 (b)++              409,500       0.4
              ----------------------------------------------------------------------------------------------------------------------
                                                    Total Fixed Income Investments in Bulgaria                    977,645       0.9
====================================================================================================================================
Luxembourg    Wireless                  4,000,000   Millicom International Cellular, 13.50% due 6/01/2006       1,400,000       1.2
              ----------------------------------------------------------------------------------------------------------------------
                                                    Total Fixed Income Investments in Luxembourg                1,400,000       1.2
====================================================================================================================================
Netherlands   Cable--                   2,500,000  +United Pan-Europe Communications, 11.25% due 11/01/2009       325,000       0.3
              International
              ----------------------------------------------------------------------------------------------------------------------
                                                    Total Fixed Income Investments in the Netherlands             325,000       0.3
====================================================================================================================================
Russia        Energy--Exploration &       600,000   AO Siberian Oil Company, 11.50% due 2/13/2007                 588,000       0.5
              Production
              ----------------------------------------------------------------------------------------------------------------------
              Sovereign                             Russian Federation Bonds (Regulation S):
              Government                3,950,000     10% due 6/26/2007                                         4,088,250       3.6
              Obligations               7,900,000     5%* due 3/31/2030                                         5,490,500       4.9
                                                                                                              -----------      ----
                                                                                                                9,578,750       8.5
              ----------------------------------------------------------------------------------------------------------------------
              Telecommunications          500,000   Globe Telecom, 9.75% due 4/15/2012 (c)                        505,000       0.5
              ----------------------------------------------------------------------------------------------------------------------
                                                    Total Fixed Income Investments in Russia                   10,671,750       9.5
====================================================================================================================================


                                     6 & 7

                            Merrill Lynch World Income Fund, Inc., June 30, 2002

SCHEDULE OF INVESTMENTS (continued)                            (in U.S. dollars)

                                             Face                                                                         Percent of
EUROPE (concluded)   Industries             Amount              Fixed Income Investments                          Value   Net Assets
====================================================================================================================================
Turkey               Sovereign           US$ 1,000,000  Export Credit Bank of Turkey, 11.50% due 2/25/2005    $   940,000       0.8%
                     Government
                     Agency
                     ---------------------------------------------------------------------------------------------------------------
                     Sovereign                          Republic of Turkey:
                     Government              1,000,000    11.75% due 6/15/2010                                    903,750       0.8
                     Obligations             2,200,000    11.875% due 1/15/2030                                 1,878,250       1.7
                     ---------------------------------------------------------------------------------------------------------------
                                                        Total Fixed Income Investments in Turkey                3,722,000       3.3
====================================================================================================================================
Ukraine              Sovereign                 908,690  Ukraine Government, 11% due 3/15/2007                     913,233       0.8
                     Government
                     Obligations
                     ---------------------------------------------------------------------------------------------------------------
                                                        Total Fixed Income Investments in the Ukraine             913,233       0.8
====================================================================================================================================
United Kingdom       Telecommunications      2,500,000 +Energis PLC, 9.75% due 6/15/2009                          200,000       0.2
                     ---------------------------------------------------------------------------------------------------------------
                                                        Total Fixed Income Investments in the United Kingdom      200,000       0.2
                     ---------------------------------------------------------------------------------------------------------------
                                                        Total Investments in European Securities
                                                        (Cost--$22,472,364)                                    18,209,628      16.2
====================================================================================================================================
LATIN
AMERICA
====================================================================================================================================
Brazil               Broadcasting            1,500,000  Globo Comunicacoes e Participacoes, Ltd.,
                                                        10.50%  due 12/20/2006 (c)                                540,000       0.5
                     ---------------------------------------------------------------------------------------------------------------
                     Sovereign                          Republic of Brazil:
                     Government                950,000    11.625% due 4/15/2004                                   841,700       0.7
                     Obligations             1,400,000    11.25% due 7/26/2007                                    952,000       0.8
                                             2,100,000    14.50% due 10/15/2009                                 1,575,000       1.4
                                             1,000,000    12% due 4/15/2010                                       660,000       0.6
                                               500,000    3.125% due 4/15/2012 (b)                                265,000       0.2
                                             1,050,000    10.125% due 5/15/2027                                   559,125       0.5
                                             1,085,000    11% due 8/17/2040                                       607,600       0.6
                                             1,024,000    (Bearer), 3.188% due 4/15/2006 (b)                      814,080       0.7
                                             1,354,551    'C', 8% due 4/15/2014 (b)++                             855,060       0.8
                                             1,900,000    Par Z, 6% due 4/15/2024 (b)++                         1,106,750       1.0
                                                                                                              -----------      ----
                                                                                                                8,236,315       7.3
                     ---------------------------------------------------------------------------------------------------------------
                     Utility                   500,000  CIA Saneamento Basico, 10% due 7/28/2005                  350,000       0.3
                                             1,000,000  Espirito Santo-Escelsa, 10% due 7/15/2007                 660,000       0.6
                                                                                                              -----------      ----
                                                                                                                1,010,000       0.9
                     ---------------------------------------------------------------------------------------------------------------
                                                        Total Fixed Income Investments in Brazil                9,786,315       8.7
====================================================================================================================================
Colombia             Sovereign                 800,000  Republic of Colombia, 8.625% due 4/01/2008                748,000       0.7
                     Government
                     Obligations
                     ---------------------------------------------------------------------------------------------------------------
                                                        Total Fixed Income Investments in Colombia                748,000       0.7
====================================================================================================================================
Ecuador              Sovereign               1,550,000  Republic of Ecuador, 5%* due 8/15/2030 (c)                782,750       0.7
                     Government
                     Obligations
                     ---------------------------------------------------------------------------------------------------------------
                                                        Total Fixed Income Investments in Ecuador                 782,750       0.7
====================================================================================================================================
Mexico               Broadcasting              750,000  TV Azteca, SA de CV, Series B, 10.50% due 2/15/2007       727,500       0.6
                     ---------------------------------------------------------------------------------------------------------------
                     Consumer                1,450,000  Grupo Elektra, SA de CV, 12% due 4/01/2008              1,377,500       1.2
                     Products
                     ---------------------------------------------------------------------------------------------------------------
                     Energy--Other                       Petroleos Mexicanos:
                                               270,000    8.85% due 9/15/2007                                     287,550       0.3
                                             1,600,000    9.25% due 3/30/2018                                   1,634,000       1.5
                                                                                                              -----------      ----
                                                                                                                1,921,550       1.8
                     ---------------------------------------------------------------------------------------------------------------
                     Sovereign                          United Mexican States:
                     Government              1,400,000    10.375% due 2/17/2009                                 1,600,900       1.4
                     Obligations             3,328,000    8.125% due 12/30/2019++                               3,241,472       2.9
                                             1,000,000    'W-A', 6.25% due 12/31/2019++                           932,626       0.8
                                             1,820,000    'W-B', 6.25% due 12/31/2019++                         1,697,381       1.5
                                                                                                              -----------      ----
                                                                                                                7,472,379       6.6
                     ---------------------------------------------------------------------------------------------------------------
                     Telecommunications        500,000  Telefonos de Mexico SA, 8.25% due 1/26/2006               510,000       0.5
                     ---------------------------------------------------------------------------------------------------------------
                     Transportation          1,750,000  TFM, SA de CV, 11.75% due 6/15/2009                     1,645,000       1.5
                     ---------------------------------------------------------------------------------------------------------------
                                                        Total Fixed Income Investments in Mexico               13,653,929      12.2
====================================================================================================================================
Panama               Sovereign                 990,741  Panama, Front-Loaded Interest Rate Reduction Bonds,
                     Government                         4% due 7/17/2014++                                        817,361       0.7
                     Obligations               275,000  Republic of Panama, 8.875% due 9/30/2027                  242,000       0.2
                     ---------------------------------------------------------------------------------------------------------------
                                                        Total Fixed Income Investments in Panama                1,059,361       0.9
====================================================================================================================================
Peru                 Sovereign                 570,000  Republic of Peru, Front-Loaded Interest Rate
                     Government                         Reduction Bonds, 4% due 3/07/2017 (b)++                   376,200       0.3
                     Obligations
                     ---------------------------------------------------------------------------------------------------------------
                                                        Total Fixed Income Investments in Peru                    376,200       0.3
====================================================================================================================================
Venezuela            Sovereign                          Republic of Venezuela:
                     Government              1,190,450    DCB, 2.875% due 12/18/2007 (b)++                        877,649       0.8
                     Obligations             1,175,000    'W-A', 9.25% due 9/15/2027                              752,000       0.7
                     ---------------------------------------------------------------------------------------------------------------
                                                        Total Fixed Income Investments in Venezuela             1,629,649       1.5
====================================================================================================================================

                                              Shares
                                               Held                        Rights
====================================================================================================================================
Mexico               Sovereign               4,948,000  United Mexican States (Value Recovery Rights) 'A' (d)      12,865       0.0
                     Government              2,820,000  United Mexican States (Value Recovery Rights) 'B' (d)       9,870       0.0
                     Obligations             2,820,000  United Mexican States (Value Recovery Rights) 'C' (d)       9,870       0.0
                                             2,820,000  United Mexican States (Value Recovery Rights) 'D' (d)       9,870       0.0
                     ---------------------------------------------------------------------------------------------------------------
                                                        Total Rights in Mexico                                     42,475       0.0
                     ---------------------------------------------------------------------------------------------------------------
                                                        Total Investments in Latin American Securities
                                                        (Cost--$31,169,912)                                    28,078,679      25.0
====================================================================================================================================


                                      8 & 9

                            Merrill Lynch World Income Fund, Inc., June 30, 2002

SCHEDULE OF INVESTMENTS (continued)                            (in U.S. dollars)

                                           Face                                                                           Percent of
MIDDLE EAST       Industries              Amount                 Fixed Income Investments                         Value   Net Assets
====================================================================================================================================
Qatar             Sovereign           US$   375,000   State of Qatar, 9.75% due 6/15/2030                      $   457,500      0.4%
                  Government
                  Obligations
                  ------------------------------------------------------------------------------------------------------------------
                                                      Total Investments in Middle Eastern Securities
                                                      (Cost--$400,528)                                             457,500      0.4
====================================================================================================================================
NORTH AMERICA
====================================================================================================================================
Canada            Paper                C$ 2,000,000  +Doman Industries Limited, 8.75% due 3/15/2004                400,000      0.4
                  ------------------------------------------------------------------------------------------------------------------
                  Utility                 1,000,000   Calpine Canada Energy Finance, 8.50% due 5/01/2008           685,000      0.6
                  ------------------------------------------------------------------------------------------------------------------
                  Wireless                3,000,000   Microcell Telecommunications, 0/11.125%**
                                                      due 10/15/2007                                               147,938      0.1
                  ------------------------------------------------------------------------------------------------------------------
                                                      Total Fixed Income Investments in Canada                   1,232,938      1.1
====================================================================================================================================
United States     Airlines            US$ 1,000,000   American Airlines, 7.80% due 10/01/2006                    1,026,924      0.9
                                          2,100,000   USAir Inc., 10.375% due 3/01/2013                          1,361,304      1.2
                                                                                                               -----------     ----
                                                                                                                 2,388,228      2.1
                  ------------------------------------------------------------------------------------------------------------------
                  Automotive              2,000,000   Dana Corporation, 9% due 8/15/2011                         1,970,000      1.8
                                          2,495,754  +Federal-Mogul Corporation, 7.375% due 1/15/2006              533,468      0.5
                                                                                                               -----------     ----
                                                                                                                 2,503,468      2.3
                  ------------------------------------------------------------------------------------------------------------------
                  Broadcasting            1,934,000   Emmis Communications Corporation, 0/12.50%**
                                                      due 3/15/2011                                              1,392,480      1.2
                  ------------------------------------------------------------------------------------------------------------------
                  Cable--                 5,000,000  +NTL Communications Corporation, 7% due 12/15/2008          1,250,000      1.1
                  International           3,000,000  +NTL (Delaware) Incorporated, 5.75% due 12/15/2009            435,000      0.4
                                                                                                               -----------     ----
                                                                                                                 1,685,000      1.5
                  ------------------------------------------------------------------------------------------------------------------
                  Cable--U.S.             3,000,000   Century Communications Corporation, 9.50% due 3/01/2005      900,000      0.8
                  ------------------------------------------------------------------------------------------------------------------
                  Chemicals               2,500,000   ISP Chemco., 10.25% due 7/01/2011                          2,550,000      2.3
                  ------------------------------------------------------------------------------------------------------------------
                  Consumer                2,000,000   American Greetings, 11.75% due 7/15/2008                   2,190,000      1.9
                  Products                2,500,000   Briggs & Stratton Corporation, 8.875% due 3/15/2011        2,625,000      2.3
                                          4,000,000  +Corning Consumer Products, 9.625% due 5/01/2008              195,000      0.2
                                                                                                               -----------     ----
                                                                                                                 5,010,000      4.4
                  ------------------------------------------------------------------------------------------------------------------
                  Energy--Other             650,000   Tesoro Petroleum Corporation, 9.625% due 11/01/2008          601,250      0.5
                  ------------------------------------------------------------------------------------------------------------------
                  Food & Drug             2,242,000   Pueblo Xtra International Inc., 9.50% due 8/01/2003        1,210,680      1.1
                  ------------------------------------------------------------------------------------------------------------------
                  Food & Tobacco          1,000,000   Smithfield Foods Inc., 8% due 10/15/2009                   1,015,000      0.9
                                          2,400,000   Tricon Global Restaurants, Inc., 8.875% due 4/15/2011      2,544,000      2.3
                                                                                                               -----------     ----
                                                                                                                 3,559,000      3.2
                  ------------------------------------------------------------------------------------------------------------------
                  Gaming                  6,027,000   GB Property Funding Corp., 11% due 9/29/2005               5,062,680      4.5
                                          2,500,000   Harrah's Operating Company Inc., 7.50% due 1/15/2009       2,638,777      2.3
                                            498,734   Jazz Casino Company LLC, 4.605% due 3/31/2008 (b)            389,013      0.3
                                                                                                               -----------     ----
                                                                                                                 8,090,470      7.1
                  ------------------------------------------------------------------------------------------------------------------
                  Health Care             2,500,000   Kinetic Concepts, Inc., 9.625% due 11/01/2007              2,487,500      2.2
                                          2,000,000   Magellan Health Services, 9% due 2/15/2008                   720,000      0.6
                                                                                                               -----------     ----
                                                                                                                 3,207,500      2.8
                  ------------------------------------------------------------------------------------------------------------------
                  Leisure                 1,500,000   HMH Properties, Inc., 7.875% due 8/01/2008                 1,428,750      1.3
                  ------------------------------------------------------------------------------------------------------------------
                  Manufacturing           1,000,000   Tyco International Group SA, 6.375% due 10/15/2011           765,510      0.7
                  ------------------------------------------------------------------------------------------------------------------
                  Media--                 3,000,000   Primedia, Inc., 7.625% due 4/01/2008                       2,160,000      1.9
                  Diversified
                  ------------------------------------------------------------------------------------------------------------------
                  Metal--Other            3,000,000  +Kaiser Aluminum & Chemical Corp., 12.75% due 2/01/2003       540,000      0.5
                  ------------------------------------------------------------------------------------------------------------------
                  Packaging               3,000,000   Owens-Illinois Inc., 7.15% due 5/15/2005                   2,790,000      2.5
                  ------------------------------------------------------------------------------------------------------------------
                  Services                1,825,000   Protection One Alarm Monitoring, 8.125% due 1/15/2009      1,387,000      1.2
                                            875,000   Williams Companies Inc., 7.125% due 9/01/2011                708,575      0.7
                                                                                                               -----------     ----
                                                                                                                 2,095,575      1.9
                  ------------------------------------------------------------------------------------------------------------------
                  Telecommunications      5,000,000  +Impsat Fiber Networks, 13.75% due 2/15/2005 (c)              100,000      0.1
                                            775,000   Qwest Capital Funding, 5.875% due 8/03/2004                  503,750      0.5
                                                                                                               -----------     ----
                                                                                                                   603,750      0.6
                  ------------------------------------------------------------------------------------------------------------------
                  Utility                 2,500,000   AES Corporation, 8.75% due 6/15/2008                       1,600,000      1.4
                                          3,000,000   Mission Energy Holdings, 13.50% due 7/15/2008              3,015,000      2.7
                                                                                                               -----------     ----
                                                                                                                 4,615,000      4.1
                  ------------------------------------------------------------------------------------------------------------------
                  Wireless                2,000,000   American Tower Corporation, 9.375% due 2/01/2009           1,100,000      1.0
                                          2,000,000   Nextel Communications, Inc., 9.375% due 11/15/2009         1,015,000      0.9
                                          7,275,000  +Nextel International Inc., 12.75% due 8/01/2010              109,125      0.1
                                            500,000   Total Access Communication, 8.375% due 11/04/2006            481,250      0.4
                                                                                                               -----------     ----
                                                                                                                 2,705,375      2.4
                  ------------------------------------------------------------------------------------------------------------------
                                                      Total Fixed Income Investments in the United States       50,802,036     45.2
====================================================================================================================================

                                            Shares
                                             Held                 Common Stocks & Warrants
====================================================================================================================================
United States     Food & Tobacco            100,500  +Overhill Corporation                                          70,350      0.0
                  ------------------------------------------------------------------------------------------------------------------
                  Gaming                    294,521  +GB Holdings Inc.                                             786,371      0.7
                                             10,255  +JCC Holding Company                                           76,913      0.1
                                                                                                               -----------     ----
                                                                                                                   863,284      0.8
                  ------------------------------------------------------------------------------------------------------------------
                  Leisure                    78,128  +On Command Corporation                                       131,255      0.1
                                             43,675   On Command Corporation (Warrants) (a)                          2,184      0.0
                                                                                                               -----------     ----
                                                                                                                   133,439      0.1
                  ------------------------------------------------------------------------------------------------------------------
                                                      Total Common Stocks & Warrants in the United States        1,067,073      0.9
                  ------------------------------------------------------------------------------------------------------------------
                                                      Total Investments in North American Securities
                                                      (Cost--$81,013,008)                                       53,102,047     47.2
====================================================================================================================================


                                    10 & 11

                            Merrill Lynch World Income Fund, Inc., June 30, 2002

SCHEDULE OF INVESTMENTS (concluded)                            (in U.S. dollars)

PACIFIC                                 Face                                                                              Percent of
BASIN/ASIA     Industries              Amount                   Fixed Income Investments                          Value   Net Assets
====================================================================================================================================
China          Utility             US$    500,000   AES China Generating Company, 10.125% due 12/15/2006      $    470,000      0.4%
                                          349,000   Cathay International Ltd., 13.50% due 4/15/2008 (c)            289,670      0.3
               ---------------------------------------------------------------------------------------------------------------------
                                                    Total Fixed Income Investments in China                        759,670      0.7
====================================================================================================================================
Indonesia      Paper                    1,000,000  +Indah Kiat International Finance, 12.50% due 6/15/2006         320,000      0.3
               ---------------------------------------------------------------------------------------------------------------------
                                                    Total Fixed Income Investments in Indonesia                    320,000      0.3
====================================================================================================================================
Philippines    Sovereign                  600,000   Republic of the Philippines, 10.625% due 3/16/2025             620,100      0.5
               Government
               Obligations
               ---------------------------------------------------------------------------------------------------------------------
               Telecommunications         660,000   Philippine Long Distance Telephone, 9.25% due 6/30/2006        637,973      0.6
               ---------------------------------------------------------------------------------------------------------------------
                                                    Total Fixed Income Investments in the Philippines            1,258,073      1.1
====================================================================================================================================
South Korea    Sovereign                  200,000   Korea Development Bank, 6.75% due 12/01/2005                   213,243      0.2
               Government Agency
               Obligations
               ---------------------------------------------------------------------------------------------------------------------
                                                    Total Fixed Income Investments in South Korea                  213,243      0.2
               ---------------------------------------------------------------------------------------------------------------------
                                                    Total Investments in Pacific Basin/Asian Securities
                                                    (Cost--$3,299,387)                                           2,550,986      2.3
====================================================================================================================================

SHORT-TERM
SECURITIES                                                              Issue
====================================================================================================================================
               Commercial               4,238,000   General Motors Acceptance Corp., 2.10% due 7/01/2002         4,238,000      3.8
               Paper***
               ---------------------------------------------------------------------------------------------------------------------
                                                    Total Investments in Commercial Paper                        4,238,000      3.8
               ---------------------------------------------------------------------------------------------------------------------
               Sovereign            MXP11,320,080   Mexican Cetes, 8.40%* due 2/20/2003                          1,070,938      1.0
               Government
               Obligations***
               ---------------------------------------------------------------------------------------------------------------------
                                                    Total Investments in Sovereign Government Obligation         1,070,938      1.0
               ---------------------------------------------------------------------------------------------------------------------
               U.S. Government     US$  1,400,000   Federal Home Loan Bank, 1.75% due 7/10/2002                  1,399,388      1.2
               Agency
               Obligations***
               ---------------------------------------------------------------------------------------------------------------------
                                                    Total Investments in U.S. Government Agency Obligations      1,399,388      1.2
====================================================================================================================================
                                                    Total Investments in Short-Term Securities
                                                    (Cost--$6,820,671)                                           6,708,326      6.0
====================================================================================================================================
               Total Investments (Cost--$145,649,417)                                                          109,608,391     97.5
               Other Assets Less Liabilities                                                                     2,858,911      2.5
                                                                                                              ------------    -----
               Net Assets                                                                                     $112,467,302    100.0%
                                                                                                              ============    =====
====================================================================================================================================

  +   Non-income producing security.
 ++ Brady Bonds are securities which have been issued to refinance commercial bank loans and other debt. The risk associated with these instruments is the amount of any uncollateralized principal or interest payments since there is a high default rate of commercial bank loans by countries issuing these securities.
  * Represents a zero coupon or step bond; the interest rate shown reflects the effective yield at the time of purchase by the Fund.
 ** Represents a step bond. The interest rate on a step bond represents the fixed rate of interest that will commence its accrual on a predetermined date until maturity.
*** Commercial Paper and certain Foreign and U.S. Government Agency Obligations are traded on a discount basis; the interest rates shown reflect the discount rates paid at the time of purchase by the Fund.
 (a) Warrants entitle the Fund to purchase a predetermined number of shares of common stock and are non-income producing. The purchase price and number of shares are subject to adjustment under certain conditions until the expiration date.
 (b)  Floating rate note.
 (c) The security may be offered and sold to "qualified institutional buyers" under Rule 144A of the Securities Act of 1933.
 (d)  The rights may be exercised until 12/31/2019.

See Notes to Financial Statements.

Portfolio Information As of June 30, 2002

The quality ratings* of securities in the Fund as of June 30, 2002 were as follows:

--------------------------------------------------------------------------------
                                                                 Percent of
S&P Rating/Moody's Rating                                  Long-Term Investments
--------------------------------------------------------------------------------
A/A.......................................................           1.2%
BBB/Baa...................................................          13.3
BB/Ba.....................................................          28.3
B/B.......................................................          35.5
CCC/Caa or Lower..........................................          12.8
NR (Not Rated)............................................           8.9
--------------------------------------------------------------------------------

* In cases where bonds are rated differently by Standard & Poors Corp. and Moody's Investors Service, Inc., bonds are categorized according to the higher of the two ratings.

--------------------------------------------------------------------------------
                                                              Percent of
Ten Largest Countries                                       Market Value
--------------------------------------------------------------------------------
United States............................................          52.5%
Mexico...................................................          13.5
Russia...................................................           9.7
Brazil...................................................           8.9
Turkey...................................................           3.4
Venezuela................................................           1.5
Luxembourg...............................................           1.3
Philippines..............................................           1.2
Canada...................................................           1.1
Panama...................................................           1.0
--------------------------------------------------------------------------------


                                    12 & 13

                            Merrill Lynch World Income Fund, Inc., June 30, 2002

STATEMENT OF ASSETS AND LIABILITIES

                     As of June 30, 2002
===================================================================================================================================
Assets:              Investments, at value (identified cost--$145,649,417) .........................                  $ 109,608,391
                     Cash ..........................................................................                            443
                     Receivables:
                       Interest ....................................................................  $   2,823,041
                       Securities sold .............................................................        477,528
                       Principal paydowns ..........................................................        135,640       3,436,209
                                                                                                      -------------
                     Prepaid registration fees and other assets ....................................                        108,501
                                                                                                                      -------------
                     Total assets ..................................................................                    113,153,544
                                                                                                                      -------------
===================================================================================================================================
Liabilities:         Payables:
                       Capital shares redeemed .....................................................        318,727
                       Dividends to shareholders ...................................................        115,638
                       Investment adviser ..........................................................         54,417
                       Distributor .................................................................         45,409         534,191
                                                                                                      -------------
                     Accrued expenses and other liabilities ........................................                        152,051
                                                                                                                      -------------
                     Total liabilities .............................................................                        686,242
                                                                                                                      -------------
===================================================================================================================================
Net Assets:          Net assets ....................................................................                  $ 112,467,302
                                                                                                                      =============
===================================================================================================================================
Net Assets           Class A Shares of Common Stock, $.10 par value, 1,000,000,000 shares authorized                  $     534,524
Consist of:          Class B Shares of Common Stock, $.10 par value, 1,000,000,000 shares authorized                      1,358,323
                     Class C Shares of Common Stock, $.10 par value, 1,000,000,000 shares authorized                         37,651
                     Class D Shares of Common Stock, $.10 par value, 1,000,000,000 shares authorized                        356,579
                     Paid-in capital in excess of par ..............................................                    371,402,283
                     Undistributed investment income--net ..........................................  $   1,511,773
                     Accumulated realized capital losses on investments and foreign currency
                     transactions--net .............................................................   (226,692,805)
                     Unrealized depreciation on investments and foreign currency transactions--net .    (36,041,026)
                                                                                                      -------------
                     Total accumulated losses--net .................................................                   (261,222,058)
                                                                                                                      -------------
                     Net assets ....................................................................                  $ 112,467,302
                                                                                                                      =============
===================================================================================================================================
Net Asset            Class A--Based on net assets of $26,296,903 and 5,345,244 shares outstanding ..                  $        4.92
Value:                                                                                                                =============
                     Class B--Based on net assets of $66,782,781 and 13,583,232 shares outstanding .                  $        4.92
                                                                                                                      =============
                     Class C--Based on net assets of $1,849,972 and 376,511 shares outstanding .....                  $        4.91
                                                                                                                      =============
                     Class D--Based on net assets of $17,537,646 and 3,565,794 shares outstanding ..                  $        4.92
                                                                                                                      =============
===================================================================================================================================

See Notes to Financial Statements.


STATEMENT OF OPERATIONS

                     For the Six Months Ended June 30, 2002
===================================================================================================================================
Investment           Interest ......................................................................                  $   4,525,770
Income:              Dividends .....................................................................                            991
                                                                                                                      -------------
                     Total income ..................................................................                      4,526,761
                                                                                                                      -------------
===================================================================================================================================
Expenses:            Investment advisory fees ......................................................  $     387,376
                     Account maintenance and distribution fees--Class B ............................        307,644
                     Transfer agent fees--Class B ..................................................        123,561
                     Accounting services ...........................................................         52,577
                     Professional fees .............................................................         50,951
                     Transfer agent fees--Class A ..................................................         39,754
                     Printing and shareholder reports ..............................................         30,750
                     Registration fees .............................................................         21,657
                     Transfer agent fees--Class D ..................................................         20,572
                     Account maintenance fees--Class D .............................................         19,160
                     Custodian fees ................................................................         18,292
                     Account maintenance and distribution fees--Class C ............................          7,890
                     Directors' fees and expenses ..................................................          7,311
                     Pricing fees ..................................................................          4,454
                     Transfer agent fees--Class C ..................................................          2,876
                     Other .........................................................................          8,276
                                                                                                      -------------
                     Total expenses ................................................................                      1,103,101
                                                                                                                      -------------
                     Investment income--net ........................................................                      3,423,660
                                                                                                                      -------------
===================================================================================================================================
Realized &           Realized gain (loss) from:
Unrealized Gain        Investments--net ............................................................      2,066,168
(Loss) on              Foreign currency transactions--net ..........................................        (78,234)      1,987,934
Investments &        Change in unrealized depreciation on:                                            -------------
Foreign Currency       Investments--net ............................................................    (14,201,782)
Transactions--Net:     Foreign currency transactions--net ..........................................         92,882     (14,108,900)
                                                                                                      -------------   -------------
                     Total realized and unrealized loss on investments and foreign currency
                     transactions--net .............................................................                    (12,120,966)
                                                                                                                      -------------
                     Net Decrease in Net Assets Resulting from Operations ..........................                  $  (8,697,306)
                                                                                                                      =============
===================================================================================================================================

See Notes to Financial Statements.


                                     14 & 15

                            Merrill Lynch World Income Fund, Inc., June 30, 2002

STATEMENTS OF CHANGES IN NET ASSETS

                                                                                                       For the Six       For the
                                                                                                      Months Ended     Year Ended
                                                                                                         June 30,      December 31,
                 Increase (Decrease) in Net Assets:                                                        2002            2001
===================================================================================================================================
Operations:      Investment income--net .........................................................     $   3,423,660   $  16,092,042
                 Realized gain (loss) on investments and foreign currency transactions--net .....         1,987,934     (19,737,920)
                 Change in unrealized depreciation on investments and foreign currency
                 transactions--net ..............................................................       (14,108,900)     11,724,520
                                                                                                      -------------   -------------
                 Net increase (decrease) in net assets resulting from operations ................        (8,697,306)      8,078,642
                                                                                                      -------------   -------------
===================================================================================================================================
Dividends to     Investment income--net:
Shareholders:      Class A ......................................................................          (998,724)     (3,701,165)
                   Class B ......................................................................        (2,435,173)    (10,867,356)
                   Class C ......................................................................           (57,977)       (215,969)
                   Class D ......................................................................          (490,353)     (1,051,827)
                                                                                                      -------------   -------------
                 Net decrease in net assets resulting from dividends to shareholders ............        (3,982,227)    (15,836,317)
                                                                                                      -------------   -------------
===================================================================================================================================
Capital Share    Net decrease in net assets derived from capital share transactions .............       (14,526,403)    (21,418,771)
Transactions:                                                                                         -------------   -------------
===================================================================================================================================
Net Assets:      Total decrease in net assets ...................................................       (27,205,936)    (29,176,446)
                 Beginning of period ............................................................       139,673,238     168,849,684
                                                                                                      -------------   -------------
                 End of period* .................................................................     $ 112,467,302   $ 139,673,238
                                                                                                      =============   =============
===================================================================================================================================
                *Undistributed investment income--net ...........................................     $   1,511,773   $   2,070,340
                                                                                                      =============   =============
===================================================================================================================================

            See Notes to Financial Statements.

FINANCIAL HIGHLIGHTS

                                                                                                     Class A
                                                                           --------------------------------------------------------
              The following per share data and ratios have been derived    For the Six              For the Year Ended
              from information provided in the financial statements.       Months Ended                 December 31,
                                                                             June 30,     -----------------------------------------
              Increase (Decrease) in Net Asset Value:                          2002         2001      2000        1999       1998
===================================================================================================================================
Per Share     Net asset value, beginning of period ......................    $  5.46      $  5.76    $  6.29     $  6.14   $   8.83
Operating                                                                    -------      -------    -------     -------   --------
Performance:  Investment income--net ....................................        .15          .62        .60         .54        .71
              Realized and unrealized gain (loss) on investments
              and foreign currency transactions--net ....................       (.51)        (.31)      (.53)        .15      (2.69)
                                                                             -------      -------    -------     -------   --------
              Total from investment operations ..........................       (.36)         .31        .07         .69      (1.98)
                                                                             -------      -------    -------     -------   --------
              Less dividends:
                Investment income--net ..................................       (.18)        (.61)      (.60)       (.27)      (.68)
                Return of capital--net ..................................         --           --         --        (.27)      (.03)
                                                                             -------      -------    -------     -------   --------
              Total dividends ...........................................       (.18)        (.61)      (.60)       (.54)      (.71)
                                                                             -------      -------    -------     -------   --------
              Net asset value, end of period ............................    $  4.92      $  5.46    $  5.76     $  6.29   $   6.14
                                                                             =======      =======    =======     =======   ========
===================================================================================================================================
Total         Based on net asset value per share ........................     (6.85%)+      5.43%      1.02%      11.95%    (23.43%)
Investment                                                                   =======      =======    =======     =======   ========
Return:**
===================================================================================================================================
Ratios to     Expenses ..................................................      1.17%*       1.13%       .93%        .93%       .81%
Average                                                                      =======      =======    =======     =======   ========
Net Assets:   Investment income--net ....................................      5.84%*      10.78%      9.77%       8.90%      9.36%
                                                                             =======      =======    =======     =======   ========
===================================================================================================================================
Supplemental  Net assets, end of period (in thousands) ..................    $26,297      $31,810    $36,629     $53,515   $ 78,528
Data:                                                                        =======      =======    =======     =======   ========
              Portfolio turnover ........................................     31.52%       75.02%     74.56%      37.04%    148.67%
                                                                             =======      =======    =======     =======   ========
===================================================================================================================================

                                                                                                     Class B
                                                                           --------------------------------------------------------
              The following per share data and ratios have been derived    For the Six              For the Year Ended
              from information provided in the financial statements.       Months Ended                 December 31,
                                                                             June 30,     -----------------------------------------
              Increase (Decrease) in Net Asset Value:                          2002         2001      2000        1999       1998
===================================================================================================================================
Per Share     Net asset value, beginning of period ......................    $  5.46      $  5.75    $   6.29    $   6.13  $   8.83
Operating                                                                    -------      -------    --------    --------  --------
Performance:  Investment income--net ....................................        .13          .57         .55         .49       .65
              Realized and unrealized gain (loss) on investments
              and foreign currency transactions--net ....................       (.51)        (.30)       (.54)        .16     (2.70)
                                                                             -------      -------    --------    --------  --------
              Total from investment operations ..........................       (.38)         .27         .01         .65     (2.05)
                                                                             -------      -------    --------    --------  --------
              Less dividends:.
                Investment income--net ......................... ........       (.16)        (.56)       (.55)       (.25)     (.62)
                Return of capital--net ..................................         --           --          --        (.24)     (.03)
                                                                             -------      -------    --------    --------  --------
              Total dividends ...........................................       (.16)        (.56)       (.55)       (.49)     (.65)
                                                                             -------      -------    --------    --------  --------
              Net asset value, end of period ............................    $  4.92      $  5.46    $   5.75    $   6.29  $   6.13
                                                                             =======      =======    ========    ========  ========
===================================================================================================================================
Total         Based on net asset value per share ........................     (7.21%)+      4.79%        .07%      11.27%   (24.15%)
Investment                                                                   =======      =======    ========    ========  ========
Return:**
===================================================================================================================================
Ratios to     Expenses ..................................................      1.95%*       1.91%       1.71%       1.71%     1.59%
Average                                                                      =======      =======    ========    ========  ========
Net Assets:   Investment income--net ....................................      5.07%*      10.00%       8.98%       8.12%     8.56%
                                                                             =======      =======    ========    ========  ========
===================================================================================================================================
Supplemental  Net assets, end of period (in thousands) ..................    $66,783      $93,422    $122,767    $189,572  $283,018
Data:                                                                        =======      =======    ========    ========  ========
              Portfolio turnover ........................................     31.52%       75.02%      74.56%      37.04%   148.67%
                                                                             =======      =======    ========    ========  ========
===================================================================================================================================

 *  Annualized.
**  Total investment returns exclude the effects of sales charges.
 +  Aggregrate total investment return.

See Notes to Financial Statements.


                                     16 & 17

                            Merrill Lynch World Income Fund, Inc., June 30, 2002

FINANCIAL HIGHLIGHTS (concluded)

                                                                                                     Class C
                                                                           -------------------------------------------------------
              The following per share data and ratios have been derived      For the Six              For the Year Ended
              from information provided in the financial statements.        Months Ended                 December 31,
                                                                               June 30,    ----------------------------------------
              Increase (Decrease) in Net Asset Value:                            2002       2001        2000      1999        1998
===================================================================================================================================
Per Share     Net asset value, beginning of period ........................   $  5.45      $  5.75    $  6.28    $  6.13   $   8.82
Operating                                                                     -------      -------    -------    -------   --------
Performance:  Investment income--net ......................................       .13          .57        .55        .49        .65
              Realized and unrealized gain (loss) on investments
              and foreign currency transactions--net ......................      (.51)        (.31)      (.53)       .15      (2.69)
                                                                              -------      -------    -------    -------   --------
              Total from investment operations ............................      (.38)         .26        .02        .64      (2.04)
                                                                              -------      -------    -------    -------   --------
              Less dividends:
                Investment income--net ....................................      (.16)        (.56)      (.55)      (.25)      (.62)
                Return of capital--net ....................................        --           --         --       (.24)      (.03)
                                                                              -------      -------    -------    -------   --------
              Total dividends .............................................      (.16)        (.56)      (.55)      (.49)      (.65)
                                                                              -------      -------    -------    -------   --------
              Net asset value, end of period ..............................   $  4.91      $  5.45    $  5.75    $  6.28   $   6.13
                                                                              =======      =======    =======    =======   ========
===================================================================================================================================
Total         Based on net asset value per share ..........................    (7.25%)+      4.55%       .18%     11.04%    (24.11%)
Investment                                                                    =======      =======    =======    =======   ========
Return:**
===================================================================================================================================
Ratios to     Expenses ....................................................     1.99%*       1.96%      1.76%      1.76%      1.64%
Average                                                                       =======      =======    =======    =======   ========
Net Assets:   Investment income--net ......................................     5.01%*       9.95%      8.95%      8.07%      8.53%
                                                                              =======      =======    =======    =======   ========
===================================================================================================================================
Supplemental  Net assets, end of period (in thousands) ....................   $ 1,850      $ 2,047    $ 2,163    $ 2,771   $  4,370
Data:                                                                         =======      =======    =======    =======   ========
              Portfolio turnover ..........................................    31.52%       75.02%     74.56%     37.04%    148.67%
                                                                              =======      =======    =======    =======   ========
===================================================================================================================================

                                                                                                     Class D
                                                                           -------------------------------------------------------
              The following per share data and ratios have been derived      For the Six              For the Year Ended
              from information provided in the financial statements.        Months Ended                 December 31,
                                                                               June 30,    ----------------------------------------
              Increase (Decrease) in Net Asset Value:                            2002       2001        2000      1999        1998
===================================================================================================================================
Per Share     Net asset value, beginning of period ........................   $  5.46      $  5.76    $  6.29    $  6.13   $   8.83
Operating                                                                     -------      -------    -------    -------   --------
Performance:  Investment income--net ......................................       .15          .60        .58        .53        .69
              Realized and unrealized gain (loss) on investments
              and foreign currency transactions--net ......................      (.52)        (.31)      (.53)       .16      (2.70)
                                                                              -------      -------    -------    -------   --------
              Total from investment operations ............................      (.37)         .29        .05        .69      (2.01)
                                                                              -------      -------    -------    -------   --------
              Less dividends:
                Investment income--net ....................................      (.17)        (.59)      (.58)      (.27)      (.66)
                Return of capital .........................................        --           --         --       (.26)      (.03)
                                                                              -------      -------    -------    -------   --------
              Total dividends .............................................      (.17)        (.59)      (.58)      (.53)      (.69)
                                                                              -------      -------    -------    -------   --------
              Net asset value, end of period ..............................   $  4.92      $  5.46    $  5.76    $  6.29   $   6.13
                                                                              =======      =======    =======    =======   ========
===================================================================================================================================
Total         Based on net asset value per share ..........................    (6.96%)+      5.16%       .77%     11.86%    (23.75%)
Investment                                                                    =======      =======    =======    =======   ========
Return:**
===================================================================================================================================
Ratios to     Expenses ....................................................     1.42%*       1.40%      1.18%      1.18%      1.06%
Average                                                                       =======      =======    =======    =======   ========
Net Assets:   Investment income--net ......................................     5.54%*      10.56%      9.60%      8.66%      9.12%
                                                                              =======      =======    =======    =======   ========
===================================================================================================================================
Supplemental  Net assets, end of period (in thousands) ....................   $17,537      $12,394    $ 7,291    $ 6,391   $  8,148
Data:                                                                         =======      =======    =======    =======   ========
              Portfolio turnover ..........................................    31.52%       75.02%     74.56%     37.04%    148.67%
                                                                              =======      =======    =======    =======   ========
===================================================================================================================================

 *  Annualized.
**  Total investment returns exclude the effects of sales charges.
 +  Aggregrate total investment return.

See Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:
Merrill Lynch World Income Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940 as a non-diversified, open-end management investment company. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The Fund offers four classes of shares under the Merrill Lynch Select Pricing(SM) System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. Income, expenses (other than expenses attributable to a specific class) and realized and unrealized gains and losses on investments (and foreign currency transactions) are allocated daily to each class based on its relative net assets. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Portfolio securities that are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market quotations are not available are valued at fair value as determined in good faith by or under the direction of the Fund's Board of Directors.

(b) Repurchase agreements--The Fund invests in U.S. government securities pursuant to repurchase agreements. Under such agreements, the counterparty agrees to repurchase the security at a mutually agreed upon time and price. The Fund takes possession of the underlying securities, marks to market such securities and, if necessary, receives


                                    18 & 19

                            Merrill Lynch World Income Fund, Inc., June 30, 2002
additional securities daily to ensure that the contract is fully collateralized. If the counterparty defaults and the fair value of the collateral declines, liquidation of the collateral by the Fund may be delayed or limited.

(c) Derivative financial instruments--The Fund may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Fund is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

o Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

o Foreign currency options and futures--The Fund may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-U.S. dollar denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

o Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. The contract is marked-to-market daily and the change in market value is recorded by the Fund as an unrealized gain or loss. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed.

o Options--The Fund is authorized to write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

(d) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into U.S. dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(e) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(f) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income is recognized on the accrual basis.

(g) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(h) Dividends and distributions--Dividends from net investment income, excluding transaction gains/losses, are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates.

(i) Short sales--When the Fund engages in a short sale, an amount equal to the proceeds received by the Fund is reflected as an asset and equivalent liability. The amount of the liability is subsequently marked to market to reflect the market value of the short sale. The Fund maintains a segregated account of securities as collateral for the short sales. The Fund is exposed to market risk based on the amount, if any, that the market value of the stock exceeds the proceeds received.

2. Investment Advisory Agreement and Transactions with Affiliates:
The Fund has entered into an Investment Advisory Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

FAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee of ...60%, on an annual basis, of the average daily value of the Fund's net assets.

Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

--------------------------------------------------------------------------------
                                             Account        Distribution
                                         Maintenance Fee         Fee
--------------------------------------------------------------------------------
Class B ............................           .25%              .50%
Class C ............................           .25%              .55%
Class D ............................           .25%               --
--------------------------------------------------------------------------------

Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the six months ended June 30, 2002, FAMD earned underwriting discounts and direct commissions and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class D Shares as follows:

--------------------------------------------------------------------------------
                                                 FAMD             MLPF&S
--------------------------------------------------------------------------------
Class A                                          $182             $2,458
Class D                                          $ 51             $  495
--------------------------------------------------------------------------------

For the six months ended June 30, 2002, MLPF&S received contingent deferred sales charges of $22,013 and $375 relating to transactions in Class B and Class C Shares, respectively.

In addition, MLPF&S received $3,969 in commissions on the execution of portfolio security transactions for the Fund for the six months ended June 30, 2002.

During the six months ended June 30, 2002, the Fund paid Merrill Lynch Security Pricing Service, an affiliate of MLPF&S, $826 for security price quotations to compute the net asset value of the Fund.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

For the six months ended June 30, 2002, the Fund reimbursed FAM $5,868 for certain accounting services.

Certain officers and/or directors of the Fund are officers and/or directors of FAM, FAMD, PSI, FDS, and/or ML & Co.


                                    20 & 21

             Merrill Lynch World Income Fund, Inc., June 30, 2002

NOTES TO FINANCIAL STATEMENTS (concluded)

3. Investments:

Purchases and sales of investments, excluding short-term securities, for the six months ended June 30, 2002 were $37,182,599 and $43,250,775, respectively.

Net realized gains (losses) for the six months ended June 30, 2002 and unrealized losses as of June 30, 2002 were as follows:

- --------------------------------------------------------------------------
                                             Realized           Unrealized
                                          Gains (Losses)          Losses
- --------------------------------------------------------------------------
Investments:
  Long-term .........................       $ 2,066,168        $(36,041,026)
                                            -----------        ------------
Total investments ...................         2,066,168         (36,041,026)
                                            -----------        ------------
Currency transactions:
  Foreign currency transactions .....           (78,234)                 --
                                            -----------        ------------
Total currency transactions .........           (78,234)                 --
                                            -----------        ------------
Total ...............................       $ 1,987,934        $(36,041,026)
                                            ===========        ============
- ---------------------------------------------------------------------------

As of June 30, 2002, net unrealized depreciation for Federal income tax purposes aggregated $35,070,856, of which $6,502,791 related to appreciated securities and $41,573,647 related to depreciated securities. The aggregate cost of investments at June 30, 2002 for Federal income tax purposes was $144,679,247.

4. Capital Share Transactions:

Net decrease in net assets derived from capital share transactions was $14,526,403 and $21,418,771 for the six months ended June 30, 2002 and for the year ended December 31, 2001, respectively.

Transactions in shares of capital for each class were as follows:

--------------------------------------------------------------------------------
Class A Shares for the Six Months                               Dollar
Ended June 30, 2002                           Shares            Amount
--------------------------------------------------------------------------------
Shares sold ..........................        187,876        $  1,017,095
Shares issued to shareholders
in reinvestment of dividends .........         54,841             292,818
                                          -----------        ------------
Total issued .........................        242,717           1,309,913
Shares redeemed ......................       (722,005)         (3,870,723)
                                          -----------        ------------
Net decrease .........................       (479,288)       $ (2,560,810)
                                          ===========        ============
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class A Shares for the Year                                       Dollar
Ended December 31, 2001                       Shares              Amount
--------------------------------------------------------------------------------
Shares sold ..........................          469,085        $  2,665,591
Shares issued to shareholders
in reinvestment of dividends .........          185,215           1,053,221
                                            -----------        ------------
Total issued .........................          654,300           3,718,812
Shares redeemed ......................       (1,192,112)         (6,789,228)
                                            -----------        ------------
Net decrease .........................         (537,812)       $ (3,070,416)
                                            ===========        ============
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class B Shares for the Six Months                                 Dollar
Ended June 30, 2002                            Shares             Amount
--------------------------------------------------------------------------------
Shares sold .............................       118,882        $    638,146
Shares issued to shareholders
in reinvestment of dividends ............       175,311             937,324
                                            -----------        ------------
Total issued ............................       294,193           1,575,470
Automatic conversion of shares ..........    (1,605,491)         (8,601,351)
Shares redeemed .........................    (2,222,330)        (11,892,938)
                                            -----------        ------------
Net decrease ............................    (3,533,628)       $(18,918,819)
                                            ===========        ============
---------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class B Shares for the Year                                       Dollar
Ended December 31, 2001                        Shares             Amount
--------------------------------------------------------------------------------
Shares sold ..........................          520,933        $  2,973,609
Shares issued to shareholders
in reinvestment of dividends .........          726,392           4,132,804
                                            -----------        ------------
Total issued .........................        1,247,325           7,106,413
Automatic conversion of shares .......       (1,229,154)         (7,055,959)
Shares redeemed ......................       (4,238,994)        (24,171,396)
                                            -----------        ------------
Net decrease .........................       (4,220,823)       $(24,120,942)
                                            ===========        ============
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class C Shares for the Six Months                                 Dollar
Ended June 30, 2002                            Shares             Amount
--------------------------------------------------------------------------------
Shares sold ...........................          47,335        $    254,244
Shares issued to shareholders
in reinvestment of dividends ..........           5,689              30,371
                                            -----------        ------------
Total issued ..........................          53,024             284,615
Shares redeemed .......................         (51,824)           (278,648)
                                            -----------        ------------
Net increase ..........................           1,200        $      5,967
                                            ===========        ============
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class C Shares for the Year                                        Dollar
Ended December 31, 2001                        Shares              Amount
--------------------------------------------------------------------------------
Shares sold ...........................          95,175        $    551,372
Shares issued to shareholders
in reinvestment of dividends ..........          18,808             106,672
                                            -----------        ------------
Total issued ..........................         113,983             658,044
Shares redeemed .......................        (114,928)           (650,654)
                                            -----------        ------------
Net increase (decrease) ...............            (945)       $      7,390
                                            ===========        ============
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class D Shares for the Six Months                                 Dollar
Ended June 30, 2002                           Shares              Amount
--------------------------------------------------------------------------------
Shares sold ...........................          56,139        $    303,848
Automatic conversion of shares ........       1,605,491           8,601,351
Shares issued to shareholders
in reinvestment of dividends ..........          42,024             223,526
                                            -----------        ------------
Total issued ..........................       1,703,654           9,128,725
Shares redeemed .......................        (407,700)         (2,181,466)
                                            -----------        ------------
Net increase ..........................       1,295,954        $  6,947,259
                                            ===========        ============
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class D Shares for the Year                                       Dollar
Ended December 31, 2001                        Shares             Amount
--------------------------------------------------------------------------------
Shares sold ...........................          66,406        $    374,005
Automatic conversion of shares ........       1,228,782           7,055,959
Shares issued to shareholders
in reinvestment of dividends ..........          80,918             457,425
                                            -----------        ------------
Total issued ..........................       1,376,106           7,887,389
Shares redeemed .......................        (373,122)         (2,122,192)
                                            -----------        ------------
Net increase ..........................       1,002,984        $  5,765,197
                                            ===========        ============
--------------------------------------------------------------------------------

5. Short-Term Borrowings:
The Fund, along with certain other funds managed by FAM and its affiliates, is a party to a $1,000,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 30, 2001, the credit agreement was renewed for one year under the same terms. The Fund did not borrow under the credit agreement during the six months ended June 30, 2002.

6. Capital Loss Carryforward:
On December 31, 2001, the Fund had a net capital loss carryforward of $215,191,522, of which $12,481,992 expires in 2002, $25,742,984 expires in 2003,
$61,021,177 expires in 2006, $89,930,529 expires in 2007, $18,440,587 expires in
2008 and $7,574,253 expires in 2009. This amount will be available to offset like amounts of any future taxable gains.


                                    22 & 23